Exhibit 99.1

BIOLASE Names David M. Mulder Chief Financial Officer

Wednesday April 30, 6:00 am ET

IRVINE, CA—(MARKET WIRE)—Apr 30, 2008 — BIOLASE Technology, Inc. (NasdaqGM: BLTI), the world’s leading dental laser company, announced today that it has named veteran financial executive David M. Mulder as Chief Financial Officer of the Company, effective immediately, replacing Interim Chief Financial Officer Frederick M. Capallo, who will continue to serve as Corporate Controller. Mulder will report directly to Chief Executive Officer Jake St. Philip.

For the last two years, he served as the Chief Financial Officer and the Chief Operating Officer of a private equity turn-around company. From 2002 through 2005, Mulder served as the Principal Financial and Accounting Officer of Salton, Inc., which at the time was a New York Stock Exchange listed company with fiscal 2005 global revenues of $1.1 billion.

St. Philip said, “David has the breadth of background and expertise that will make him a key part of the BIOLASE executive team. His corporate and international financial background and his experience working for companies with a global reach will be critical as we grow in the US and abroad and as we continue to penetrate new global markets. We look forward to welcoming David to the senior management team and to the positive contributions he will bring to the role.”

Mulder also spent six years with Fruit of the Loom in progressive financial and operational roles, culminating as the head of the European business in 2000. Mulder started his career in accounting and consulting with Arthur Anderson, and has an MBA from Duke University’s Fuqua School of Business.

St. Philip continued, “I would also like to thank Fred Capallo, personally and on behalf of the Board, for his willingness and aptitude during his time as interim CFO. Fred kept the financial and accounting aspects of the business in solid form while we were seeking the best candidate for the permanent role.”

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets lasers and related products that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

Contact:

For further information, contact:

Jake St. Philip

Chief Executive Officer

BIOLASE Technology, Inc.

+1-949-361-1200

Jill Bertotti

Allen & Caron

+1-949-474-4300